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                                                                   EXHIBIT 10.19

                        MAINTENANCE AND SUPPORT AGREEMENT

      This Maintenance and Support Agreement (this "Agreement") is entered on this 9th day of October, 2001 and is deemed effective as of October 1, 2001 (the "Effective Date"), by and between VerticalNet, Inc. ("VNI") and VerticalNet Enterprises LLC, formerly known as Tradeum, Inc. which d/b/a VerticalNet Solutions ("VNE"; collectively with VNI, "Vert"), on the one hand, and Converge, Inc. ("Converge") on the other hand.

                                    RECITALS

      WHEREAS, VNI, VNE and Converge have entered into Amended and Restated Subscription License Agreement effective as of the date hereof (the "Subscription License Agreement") pursuant to which Vert has licensed to Converge certain proprietary software products; and

      WHEREAS, Converge desires to obtain and VNE is willing to provide certain maintenance and support services with respect to such products on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth below, and intending to be legally bound, the parties agree as follows:

                                    AGREEMENT

      1. Definitions.

            1.1 "Affiliate" means, when used with reference to a party, any individual or entity directly or indirectly Controlling, Controlled by or under common Control with such party.

            1.2 "Business Day" means a day other than a Saturday, Sunday or federal holiday.

            1.3 "Control" (including all derivations thereof) means, with respect to a party, the direct or indirect ownership of at least 50% of the outstanding voting securities of a party, or the right to control the policy decisions of such party.

            1.4 "Converge-Requested Enhancement" means any modification, improvement or enhancement to a Product that is developed by VNE at the specific request of Converge as part of the Professional Services provided hereunder.

            1.5 "Documentation" means the documentation for the Supported Products that is made generally available by Vert to users or licensees of such Supported Products and, with respect to Supported Products that have been customized for Converge, any supplemental documentation for such Supported Products that is provided by VNE to Converge.

            1.6 "Enhancement" means a Vert-General Release Enhancement or a Converge-Requested Enhancement.

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            1.7 "Error" means a failure of a Supported Product to substantially conform to its corresponding Documentation (or if there is no such Documentation, to its closest reasonable equivalent).

            1.8 "Initial Term" is defined in Section 9.1 below.

            1.9 "Intellectual Property" shall mean any and all trade secrets, patents, copyrights, trademarks, service marks, trade names, domain names, trade dress, URLs, brand features, know-how and similar rights of any type under the laws of any applicable governmental authority, including, without limitation, all applications and registrations relating to any of the foregoing.

            1.10 "Intellectual Property Rights" shall mean all rights in and to Intellectual Property.

            1.11 "Maintenance and Support Services" means the services described in Section 2 below.

            1.12 "Maintenance Update" means any workaround, bug fix or other software code for a Supported Product that is primarily designed to correct an Error in or other Problem caused by such Supported Product.

            1.13 "Object Code" means computer programming code in compiled, machine readable format, running, to the extent requested under a Work Plan or SOW, on each of Unix (at least Tru64 and HP-UX) and Windows NT (or their successor operating systems), together with all related end-user or installation manuals and other similar documentation.

            1.14 "Party" or "party" means Vert, VNI and/or VNE, as applicable, on the one hand, and Converge on the other hand.

            1.15 "Personnel" means agents, employees, independent contractors, temporary employees or subcontractors engaged or appointed by Converge, VNI or VNE, respectively.

            1.16 "Problem" means a Severity Level 1, 2, 3 or 4 problem with a Supported Product (whether or not attributable or believed to be attributable to an Error), as such problems are described in greater detail in Exhibit A hereto.

            1.17 "Problem Report" means a report by Converge of a Problem with respect to a Supported Product, which report indicates the Problem and identifies its Severity Level.

            1.18 "Professional Services" means services performed or to be performed by VNE hereunder with respect to the development of Converge-Requested Enhancements, the implementation of or migration to new Products or Enhancements, customer installations of the Products, training with respect to use or operation of the Products or any Enhancements (including training designed to enable Converge to provide Level 1 support for the Supported Products), consulting services with respect to the Products or their hardware or other application and system software environments, or any other services described in Section 3 below.


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            1.19 "Quarterly Allocation" means the quarterly allocation of
Services being made available to Converge hereunder, as specified in greater detail in Exhibit C attached hereto.

            1.20 "Renewal Term" is defined in Section 9.1 below.

            1.21 "Services" means all of the services provided or to be provided by VNE under this Agreement, including, without limitation, the Maintenance and Support Services and the Professional Services.

            1.22 "Source Code" means computer programming code in human readable, high-level language format, together with all related documentation (including programmers' notes and annotations, logic flows, etc.).

            1.23 "Support Day" means Monday through Friday, excluding VNE-recognized holidays.

            1.24 "Support Hours" means the hours between 8:00 a.m., Eastern Time, and 5:00 p.m., Eastern Time on Support Days.

            1.25 "Support Request" means a question, inquiry or other support request by Converge with respect to a Deployed Product, but excluding any Problem Report or request for an Enhancement. Should any question, inquiry or other support request by Converge include or encompass a Problem Report, the portion of such question, inquiry or other support request that is a Problem Report shall be treated as such and the remainder shall be treated as a Support Request.

            1.26 "Supported Products" means the Deployed Products, as such term is defined under the Subscription License Agreement, but excluding the Structured Negotiations Product, as such term is defined under the Subscription License Agreement.

            1.27 "Term" means the Initial Term and any Renewal Term(s).

            1.28 "Vert-General Release Enhancement" shall have the meaning ascribed to such term under the Subscription License Agreement.

            1.29 "VNE Service Personnel" means the VNE personnel primarily responsible for performing the Services hereunder, including any such personnel identified on Exhibit C attached hereto.

      2. Maintenance and Support Services.

            2.1 General. The Maintenance and Support Services provided by VNE hereunder shall encompass responding to Problem Reports and Support Requests, and providing Converge with Maintenance Updates, as more particularly described in, and subject to the provisions of, this Agreement.

            2.2 Converge Support Personnel. Only authorized personnel designated by Converge ("Converge Support Personnel") may communicate Problem Reports and Support


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Requests to VNE. The number of Converge Support Personnel will not exceed seven persons without VNE's prior approval. The initial Converge Support Personnel shall be identified to VNE in writing within 10 business days following the Effective Date. Converge may change the Converge Support Personnel on written notice to VNE; provided, however, that Converge shall use reasonable efforts not to change the Converge Support Personnel more frequently than once every 30 days. All replacement personnel shall be required to participate in Support Training as described in Section 3.3 below. Converge Support Personnel will be the "single point of contact" for the Maintenance and Support Services provided by VNE under this Section 2.

            2.3 Method of Reporting. All Problem Reports and Support Requests shall be communicated by the Converge Support Personnel to VNE as follows: (1) via telephone at 1-877-249-1423, or such other telephone number(s) as VNE may provide to Converge from time to time, or (2) via electronic mail to support.solutions@verticalnet.com, or such other e-mail address(es) as VNE may provide to Converge from time to time, or (3) in person to VNE Service Personnel (if any) on Converge premises at the time; provided, however, that the Converge Support Personnel shall communicate all Severity Level 1 and Severity Level 2 Problems to VNE via method (1) or method (3) above. Converge shall classify all Problems reported to VNE according to the Problem Severity Levels listed in Exhibit A attached hereto.

            2.4 Support Responsibilities. Converge and the Converge Support Personnel shall be responsible for providing "Level 1" (help desk-type support) support to both Converge personnel (internal help desk) and Converge users (external help desk), for each of the Supported Products on which VNE has provided training as set forth in Section 3.3 below. Subject to the provisions of this Section 2, VNE shall be responsible for providing "Level 2" (responding to technical inquiries) and "Level 3" (code fixes) support for such Supported Products. In the case of Supported Products for which Converge is providing Level 1 support, Converge shall not escalate Problem Reports or Support Requests to VNE until such Problem Reports or Support Requests have been reasonably escalated through the "Level 1" support procedures of Converge. In addition, Converge shall conduct reasonable problem identification and isolation activities to determine whether or not a given problem relates to the Products (i.e., whether a "Problem" as defined exists). Converge shall not escalate Problem Reports or Support Requests to VNE prior to conducting such activities or if Converge has determined that the Problem Report or Support Request does not relate to the Supported Products.

            2.5 Additional Information for Problems. With respect to each Problem reported to VNE, Converge shall provide, at the time the Problem Report is communicated to VNE and to the extent known to or reasonably ascertainable by Converge, information that will enable VNE to reproduce (in as complete a step-by-step manner as is reasonably possible), or verify the existence of the Problem, plus any additional information regarding the Problem that Converge believes will assist in the diagnosis thereof and response thereto. The parties shall reasonably cooperate to obtain and provide to VNE any additional information about the reported Problem that may be relevant to diagnosing and responding thereto. In the event that Converge is unable to make a determination based on the problem identification and isolation activities described in
Section 2.4 or reproduce, or provide the information necessary for VNE to diagnose or reproduce, any Problem, Converge may request VNE's assistance in performing identification and isolation or reproducing the Problem and/or generating or documenting such information.


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            2.6 Response to Problem Reports. VNE shall use its reasonable best efforts to provide Converge with an initial response to and status reports for all Problems reported by Converge, and to resolve all Problems identified, in accordance with the provisions of Exhibit B attached hereto; provided, however, that VNE shall have no further obligation to respond to or attempt to diagnose or resolve a Problem once it is determined not to be attributable to Errors. VNE will review all Problem Requests submitted by Converge at the Problem Severity Level indicated by Converge unless another Problem Severity Level is clearly warranted. In the event of a reasonable uncertainty, the parties will assume a higher Severity Level for a Problem until they have sufficient information to make a determination that a lower Severity Level is warranted. If, at Converge's request, VNE responds to a Problem at a Severity Level that is higher than what proves to be the actual Severity Level of the Problem, or if VNE's review of a Problem reported by Converge establishes that the Problem was not due to an Error, Converge shall pay or reimburse VNE for all incremental fees and expenses reasonably incurred by VNE in performing such activities.

            2.7 Response to Support Requests. VNE shall respond to all Support Requests submitted by Converge within a reasonable period of time, taking into consideration the nature of the Support Request, its impact on Converge's business operations and any Problem Reports or other Support Requests VNE is responding to at such time.

            2.8 Tracking Procedures. VNE will maintain procedures and systems designed to ensure that Problem Reports and Support Requests submitted by Converge are properly logged and tracked. In addition, VNE will provide to Converge a weekly status log of Problem Reports and Support Requests currently being tracked. Such report shall identify, as appropriate, each Problem Report or Support Request as submitted by Converge, the Severity Level for each identified Problem, the date and time each Problem Report or Support Request was received by VNE, an assessment of the Problem Report or Support Request and an action plan detailing the proposed method of resolution, and an estimated time schedule for delivery of any necessary Error corrections.

            2.9 Remote Access. Converge shall provide VNE with remote access, via modem, the Internet or some other remote communications method mutually agreed-upon by the parties and subject to Converge's network security procedures and requirements, to Converge's servers on which the Supported Products are installed for the sole and limited purpose of enabling VNE to fulfill its obligation to provide Maintenance and Support Services hereunder. Converge shall be responsible for all costs associated with providing data network connectivity at the point of connectivity to Converge's data network. The parties will share equally in the cost of such connectivity between VNE's facilities and Converge's facilities (including all associated telecommunications charges). VNE shall not be responsible for any delay in providing Maintenance and Support Services under this Agreement to the extent such delay is due to Converge's adoption of unreasonable network security procedures or requirements.

            2.10 Provision of Maintenance Updates. VNE shall provide Converge with Maintenance Updates as VNE makes them generally available to its other customers. Converge agrees to install in the recommend environments all Maintenance Updates within a reasonable time following the date they are provided by VNE, taking into consideration any testing and customization required by Converge (the parties expect that the time for such installation


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generally will not exceed 90 days). Should Converge find one or more material deficiencies in any Maintenance Update, Converge shall promptly identify such deficiencies to VNE in reasonable detail.

            2.11 Method of Delivery. VNE will transfer to Converge all Maintenance Updates, and any associated Documentation, by remote telecommunications from the VNE place of business, to a Converge computer located at a Converge place of business in the Commonwealth of Massachusetts, if any. If any such Maintenance Update and/or associated Documentation cannot be delivered via remote telecommunications to a Converge computer located at a Converge place of business in the Commonwealth of Massachusetts, such Maintenance Update and/or Documentation will be installed by VNE on a Converge computer located at a Converge place of business in the Commonwealth of Massachusetts, if any. Converge will not obtain title or possession of any tangible personal property, including any storage media, as a result of the delivery of any Maintenance Update or associated Documentation under this Agreement.

            2.12 Acceptance. Each Maintenance Update will be deemed accepted by Converge upon Converge's receipt of the complete delivery thereof to a Converge computer located at a Converge place of business.

            2.13 License Rights. The scope of Converge's license rights to all Maintenance Updates shall be as set forth in the Subscription License Agreement. Except as may be set forth in the Subscription License Agreement, Converge acknowledges and agrees that Vert has no obligation to deliver Source Code for any Maintenance Update, or to grant Converge any license to use the Source Code form of any Maintenance Update.

            2.14 Tracking of Maintenance Updates. VNE will maintain procedures and systems designed to ensure that all Maintenance Updates are compatible with previous versions of the Supported Products and any previously provided Maintenance Updates and Enhancements.

            2.15 Modifications by Converge. Converge may notify VNE at least 10 Business Days in advance, through the Problem reporting process above, of Converge's desire to modify any Supported Product, or the hardware and other application and system software environment for any Supported Product. Within 10 Business Days of VNE's receipt of Converge's written notice, VNE will provide Converge with any recommendations that VNE may have as to how Converge should implement the desired modification. VNE shall have no responsibility for any Problems, Errors or other issues with respect to the Supported Products that are due to Converge's failure to ask for or follow any such recommendations of VNE.

      3. Professional Services.

            3.1 Project Managers. Each of Converge and VNE shall appoint a Project Manager to coordinate such party's activities with respect to the Professional Services hereunder. The initial VNE Project Manager shall be Michael Decker and the initial Converge Project Manager shall be Farooq Ahmad. Either party may change its Project Manager on notice (via e-mail or in some other reasonable fashion not necessarily in accordance with the express notice


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provisions of this Agreement) to the other party's Project Manager and
Relationship Manager at any time.

            3.2 Monthly Work Plans. As reasonably requested by either party, the Converge Project Manager and the VNE Project Manager will conduct planning meetings to determine the Professional Services that VNE will provide to Converge for each month during the Term. In connection with each such planning meeting, the Converge Project Manager and the VNE Project Manager will jointly prepare a written work summary or plan (each, a "Work Plan") indicating the Professional Services to be performed by VNE for such month. The Work Plan shall identify those Professional Services that the Project Managers anticipate can be performed without causing VNE to materially exceed (on a pro-rata monthly basis for the given quarter, unless otherwise mutually agreed upon in writing) the Quarterly Allocation for any quarter during the Term. All Professional Services that the Project Managers anticipate will cause VNE to materially exceed (on a pro-rata monthly basis for the given quarter, unless otherwise mutually agreed upon in writing) the Quarterly Allocation shall either be separately identified in the applicable Work Plan or performed by VNE pursuant to a Statement of Work prepared in accordance with the following provisions of this Section 3. The Converge Project Manager and the VNE Project Manager may amend any Work Plan upon their written agreement at any time.

            3.3 Training to Converge. VNE will provide, and the Work Plans will encompass as appropriate, VNE providing reasonable training and available training materials to enable Converge to provide Level 1 support for the Supported Products ("Support Training"). Support Training will include both introductory training reasonably in advance of when new Supported Products are put into production by Converge and periodic refreshers as appropriate when Maintenance Updates and Vert-General Release Enhancements are released. Support Training will be provided at mutually agreed locations and times.

            3.4 Environment and Deployment Process. As part of the Professional Services provided by VNE, VNE will create a document entitled, "Environment and Deployment Process." This document will detail the recommended Supported Product environments and the build and deployment process for the Supported Products. VNE agrees to complete a draft of this document for Converge's review within 30 days following the Effective Date. Converge agrees to review and provide final comments on this draft document within 30 days after receipt thereof. Both parties shall use commercially reasonable efforts to reach a mutual agreement on the document and execute the final document within 90 days following the Effective Date.

            3.5 Initial Request and Response. If Converge desires that VNE perform any Professional Services that the Project Managers anticipate would cause VNE to materially exceed (on a pro-rata monthly basis for the given quarter, unless otherwise mutually agreed upon in writing) the Quarterly Allocation, Converge shall submit to VNE a written request for such Professional Services, which request shall detail the Professional Services being requested in reasonable detail. Within 45 days after VNE's receipt of Converge's request for VNE to perform any such Professional Services, VNE shall furnish to Converge a preliminary statement of work (including proposed pricing, which shall take into account any portion of such work that will be covered by a portion of the Quarterly Allocation) under which VNE would be willing to perform such Professional Services for Converge (each, a "Proposed SOW"). VNE may respond to


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separate requests for Professional Services in a single Proposed SOW; provided, however, that the Proposed SOW will itemize the foregoing information separately for each of the requested Professional Services.

            3.6 Finalization of Proposed SOWs. If Converge desires to have VNE provide any Professional Services under the terms of a Proposed SOW, Converge shall notify VNE thereof in writing. Should Converge wish to negotiate the terms of the Proposed SOW, the Converge Project Manager and the VNE Project Manager shall promptly and in good faith discuss and agree upon what revisions, if any, should be made to the Proposed SOW. Should the Converge Project Manager and the VNE Project Manager reach mutual agreement on such revisions, if any, the Proposed SOW shall be finalized and executed by both parties in writing (each, a "Final SOW").

            3.7 Change Orders. Either party may request changes to a previously agreed upon Final SOW. In such event, VNE will inform Converge the impact of such changes. Changes to any Final SOW will be specified in a written change order or amendment to the Final SOW. Neither party shall be bound by any change order or amendment to a Final SOW unless and until such change order or amendment has been executed by both parties in writing.

            3.8 Implementation. VNE will use commercially reasonable efforts to perform all Professional Services covered by a Work Plan or Final SOW in accordance with the schedule for performance of such Services set forth therein (or within a reasonable time, with due regard for the consequences of delayed performance, if no such schedule is set forth). Converge will reasonably cooperate with VNE in connection with its performance of such Professional Services as specified in the corresponding Work Plan or Final SOW and as may otherwise be reasonably requested by VNE. VNE shall not be liable for any default or delay in performance of such Professional Services to the extent the same is attributable to the failure of Converge to comply in any material respect with its obligations under this Agreement or any Work Plan or Final SOW.

            3.9 Method of Delivery. VNE will transfer to Converge all Converge-Requested Enhancements to Converge, and any associated Documentation, by remote telecommunications from the VNE place of business, to a Converge computer located at a Converge place of business in the Commonwealth of Massachusetts, if any. If any such Converge-Requested Enhancement and/or associated Documentation cannot be delivered via remote telecommunications to a Converge computer located at a Converge place of business in the Commonwealth of Massachusetts, such Enhancement and/or Documentation will be installed by VNE on a Converge computer located at a Converge place of business in the Commonwealth of Massachusetts, if any. Converge will not obtain title or possession of any tangible personal property, including any storage media, as a result of the delivery of any Converge-Requested Enhancement or associated Documentation under this Agreement.

            3.10 Acceptance. Each Converge-Requested Enhancement provided to Converge under a Final SOW will be subject to acceptance testing by Converge in accordance with the provisions of its corresponding Final SOW. All other Converge-Requested Enhancements provided to Converge under this Agreement will be deemed accepted by


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Converge upon Converge's receipt of the complete delivery thereof to a Converge computer located at a Converge place of business.

            3.11 Ownership; License to Vert. Unless otherwise expressly stated in an applicable Work Plan or Final SOW, Vert shall be the sole and exclusive owner of all Converge-Requested Enhancements, but excluding any portions thereof that are or were developed independently by Converge or its Affiliates ("Converge-Independent Materials") and any portions thereof that are Converge Brand Features or Third-Party Materials. Except as the parties may otherwise agree in writing, Converge, to the extent it has the legal right to do so, hereby grants to Vert an irrevocable, perpetual, world-wide, non-exclusive right and license to use, load, store, transmit, execute, copy, market, distribute, in any medium or distribution technology whatsoever, known or unknown, display, perform and sublicense the Converge-Independent Materials and the Third-Party Materials, in both Source Code and Object Code formats, and to make unlimited instantiations thereof, for any and all purposes. As used herein, "Converge Brand Features" means all logos, trademarks, service marks and trade names, brand names and other brand features of Converge and its licensors (other than Vert). As used herein, "Third-Party Materials" means any products or materials of third parties (including Converge's licensors and third-party contractors) to be incorporated into or provided as part of any Converge-Requested Enhancement. Converge shall use reasonable efforts to identify to VNE all relevant Third-Party Materials in the applicable Work Plan or Final SOW.

            3.12 License Rights of Converge. The scope of Converge's license rights to each Converge-Requested Enhancement shall be as set forth in the Subscription License Agreement and, if relevant, the applicable Final SOW. Except as may be set forth in the Subscription License Agreement or as the parties may otherwise expressly agree in writing, Converge acknowledges and agrees that Vert has no obligation to deliver Source Code for any Converge-Requested Enhancement, or to grant Converge any license to use the Source Code form of any Converge-Requested Enhancement.

            3.13 Installation and Configuration. Converge shall be responsible for installing and configuring any Converge-Requested Enhancements provided by VNE hereunder. Converge may request, and VNE will provide, reasonable assistance to Converge in its efforts to install and configure such Enhancements as part of the Professional Services provided hereunder.

            3.14 Third-Party Technology. Except as the parties may otherwise expressly agree in writing, Converge shall be responsible for paying for and, with VNE's assistance, securing license rights to any third-party technology required for the provision or use of any Converge-Requested Enhancements provided under this Agreement. Vert shall use reasonable efforts to identify to Converge all required license rights to third-party technology in the applicable Work Plan or Final SOW.

            3.15 Unforseen Costs and Expenses. Notwithstanding anything to the contrary in this Section 3, neither party shall be obligated to incur any costs or expenses in connection with the performance or implementation of a Work Plan or Final SOW unless such Work Plan or Final SOW reasonably contemplates that such party shall be responsible for such costs or expenses, or such party otherwise agrees in writing to incur such costs and expenses.


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            3.16 Escalation Procedures. Should the Converge Project Manager and
the VNE Project Manager be unable to reach agreement on any matter within the scope of their discretion under this Section 3, the matter shall be escalated to the parties' respective Relationship Managers for discussion. In addition, should either party believe that the other party has failed to fulfill its obligations under Section 2 or this Section 3 above, the matter shall be escalated to the parties' respective Relationship Managers for discussion. The initial VNE Relationship Manager shall be William Swank and the initial Converge Relationship Manager shall be Francesco DeMarchis. Either party may change its Relationship Manager on notice (via e-mail or in some other reasonable fashion not necessarily in accordance with the express notice provisions of this Agreement) to the other party's Project Manager and Relationship Manager at any time, except that the Relationship Manager always shall be at the director level or higher.

      4. Fees and Payments.

            4.1 Minimum Fee During Initial Term. Converge shall pay to VNE a minimum fee of Four and One-Half Million Dollars ($4,500,000) for VNE's provision of the Services during the Initial Term (the "Initial Term Minimum Fee"). Converge shall pay the Initial Term Minimum Fee to VNE in 18 equal installments of Two Hundred Fifty Thousand Dollars ($250,000) (each, a "Monthly Installment"). Converge shall pay the first such Monthly Installment to VNE on the date this Agreement is executed and delivered by both parties. Thereafter, Converge shall pay each such Monthly Installment to VNE no later than the first day of each month during the Initial Term (November 2001 and through March
2003). All such Monthly Installments are non-refundable.

            4.2 Minimum Fee During Each Renewal Term. If the Parties mutually agree in writing to renew this Agreement pursuant to Section 9.1, the minimum fee payable by Converge to VNE during any such renewal period shall be as mutually determined by the Parties.

            4.3 Application of Quarterly Allocation; Out-Of-Scope Services. For each quarter during the Term of this Agreement that Converge pays the applicable Monthly Installments, Converge shall be entitled to receive Services in an amount equal to the Quarterly Allocation; provided, however, that VNE shall provide all Maintenance and Support Services with respect to Problem Reports (but not with respect to Support Requests) reported during such quarter, and all Maintenance Updates released by VNE during such quarter, regardless of whether the provision of such Services would cause VNE to exceed the Quarterly Allocation for such quarter; and provided further, however, that if Converge fails to make a Monthly Installment when due (subject to the cure period in Section 9.2(c)), VNE shall not be required to provided additional Services during the remaining portion of the applicable quarter until such payment is made. Should Converge request and VNE provide any Professional Services, or any Maintenance and Support Services with respect to Support Requests, that would cause VNE to exceed the Quarterly Allocation for any quarter, then Converge shall pay VNE's then-current time charges, or such other charges as the parties may otherwise agree in any Final SOW ("Out-Of-Scope Services"), for such Out-Of-Scope Services. VNE shall use commercially reasonable efforts to inform Converge that any Professional Services requested by Converge would be Out-Of-Scope Services prior to VNE's performance of such Professional Services. Converge shall not be required to pay for and VNS shall not be required to perform any such Services that have not been approved in a Work Plan or Final SOW, or otherwise approved by Converge in writing.


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            4.4 Materials Costs and Expenses. Converge will reimburse VNE for all reasonable materials costs and expenses actually incurred by VNE in providing the Services under this Agreement, including travel and related expenses; provided, however, that VNE shall bear any travel or related expenses incurred by VNE at its sole option or as may be required in connection with the correction of any Error. Notwithstanding the foregoing, if travel is required due to the unavailability of remote access (see Section 2.9), then Converge shall reimburse VNE for the reasonable costs of such travel and related expenses. Upon Converge's request, the parties shall prepare budgets of any materials costs and expenses to be incurred by VNE in its performance of any Professional Services hereunder and any costs or expenses in excess of the applicable budgeted amounts shall be subject to Converge's written approval, such approval not to be unreasonably withheld or delayed. VNE's invoices for all travel and related expenses shall be reasonably itemized and list all such expenses by category/person/trip, and be accompanied by reasonable documentation sufficient to support the deductibility by Converge of the reimbursable expense.

            4.5 Invoicing and Payments. Converge shall pay the Monthly Installments to VNE on the dates specified in Section 4.1 and, if applicable,
Section 4.2 above. All other amounts due under this Agreement will be invoiced by VNE to Converge on a monthly basis in arrears. All such invoiced amounts shall be due to VNE within 30 days following Converge's receipt of VNE's invoice. All payments will be made by Converge in U.S. dollars, without setoff, recoupment or deduction. All fees and other amounts not paid when due shall be subject to late charges of the lesser of (a) 1.5% per month of the overdue amount or (b) the maximum permitted under applicable law.

            4.6 Taxes. The fees and other payments specified in this Agreement are exclusive of any sales, use and other taxes on consumption of goods and services ("Sales Taxes"), however designated or levied, based on this Agreement, delivery of the Services under this Agreement, or Converge's or its Affiliates' use thereof. In those jurisdictions in which VNE determines it is required to register, collect and remit Sales Taxes, VNE will separately invoice Converge for such Sales Taxes (which invoices shall be payable by Converge as set forth in Section 4.5), collect such Sales Taxes from Converge and remit such Sales Taxes to the proper taxing authority. In those jurisdictions in which VNE has determined that it does not have a collection responsibility, Converge will be required to self-assess and remit any Sales Taxes due on the purchase of taxable property and services acquired under this Agreement. Converge will retain ultimate responsibility and liability for remitting any Sales Taxes due on the purchase of any property and/or services acquired under this Agreement, including, without limitation, any interest, penalties or additions attributable to or imposed on or with respect to any such assessment excluding any taxes imposed upon the net income of either party). Subject to the express provisions of this Agreement, the parties will cooperate and use their commercially reasonable efforts to minimize or avoid, to the maximum extent allowed by law, the obligation to pay any Sales Taxes that may be levied on payments made under this Agreement or otherwise are chargeable by any applicable government authority with respect to the Services.

            4.7 Tax Withholding. If laws, rules or regulations require withholding of any taxes imposed upon amounts payable to a party hereunder, the other party shall make such withholding payments as required and subtract such withholding payments from the amounts payable to such party. The other party shall submit reasonable proof of payment of the withholding taxes to such party within 30 days after obtaining such proof. The parties agree to fully cooperate with each other, including, without limitation, in the filing of appropriate certificates of tax exemption, to ensure that any withholding payments required to be made by the other party are reduced or avoided to the fullest extent permitted by law. Converge shall be deemed to be the sole payor of payments owed to VNE under this Agreement and shall not have the right to substitute any domestic or foreign affiliate for that purpose, and if Converge reincorporates or otherwise reorganizes as a foreign person that would thereupon cause payments hereunder to VNE to become subject to withholding, then Converge shall comply with applicable laws to the extent required and shall gross up the payments otherwise owed to VNE so that VNE receives, net of withholding taxes, the amounts VNE would have received if Converge had not substituted a foreign person or had remained a domestic person.

      5. Warranty.

            5.1 Services Warranty. VNE warrants that the Services provided hereunder will be provided in accordance with generally-accepted industry standards applicable to the performance of services of a similar nature. In the event of any breach of the foregoing warranty, and provided that Converge reports such breach to VNE in writing within 90 days following the date of performance of the Services in question, VNE shall, as its sole obligation and Converge's sole and exclusive remedy, promptly repair, replace or re-perform the Services in question, without additional cost to Converge, so as to correct the warranty non-compliance as promptly as practicable (within 30 days to the extent technically feasible).

            5.2 Disclaimer. WITH THE EXCEPTION OF THE EXPRESS WARRANTY PROVIDED IN SECTION 5.1 AND AS THE PARTIES MAY OTHERWISE AGREE IN ANY WORK PLAN, VNI AND ALL AFFILIATES OF VNI SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS RELATING TO ANY SERVICES, MAINTENANCE UPDATES OR ENHANCEMENTS PROVIDED OR TO BE PROVIDED HEREUNDER.

      6. Limitation of Liability.

            6.1 Disclaimer of Liability for Certain Damages.

                  6.1.1 Consequential and Similar Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE OR OBLIGATED IN ANY MANNER FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, REVENUES OR BUSINESS OPPORTUNITIES) HOWEVER CAUSED AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE. The foregoing limitation is independent of any exclusive remedies available to either party under this Agreement, including any failure of such remedies.

                  6.1.2 Loss of Data, Usage, Etc. VERT DOES NOT GUARANTEE THAT ANY MAINTENANCE UPDATES OR ENHANCEMENTS WILL OPERATE WITHOUT ERROR OR INTERRUPTION AND VERT SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES ASSOCIATED WITH LOSS OF DATA OR INTERRUPTION OR LOSS OF USE OF ANY PRODUCTS, MAINTENANCE UPDATES OR ENHANCEMENTS RESULTING THEREFROM.

            6.2 Sole Remedy. IF A CLAIM OR CAUSE OF ACTION IS ATTRIBUTABLE TO ANY MAINTENANCE UPDATE, ENHANCEMENT OR SERVICES PROVIDED OR TO BE PROVIDED UNDER THIS AGREEMENT, THE REMEDIES SET FORTH IN THIS AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THE SUBSCRIPTION LICENSE AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO A PARTY FOR SUCH CLAIM OR CAUSE OF ACTION. IF A CLAIM OR CAUSE OF ACTION IS ATTRIBUTABLE TO A PRODUCT OR ANY SERVICES PROVIDED UNDER THE SUBSCRIPTION LICENSE AGREEMENT, THE REMEDIES SET FORTH IN THE SUBSCRIPTION LICENSE AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THIS AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO A PARTY FOR SUCH CLAIM OR CAUSE OF ACTION. For the sake of clarity, the parties acknowledge that claims concerning Vert's ownership of and Converge's license rights to any Maintenance Updates, Enhancements or associated Documentation shall be deemed to have arisen under the Subscription License Agreement, that claims with respect to VNE's delivery of any Vert-General Release Enhancements or associated Documentation, or the performance or non-performance of any Vert-General Release Enhancements, shall be deemed to have arisen under the Subscription License Agreement, and that claims with respect to VNE's delivery of any Maintenance Updates, Converge-Requested Enhancements or associated Documentation, or the performance or non-performance of any Maintenance Updates or Converge-Requested Enhancements, shall be deemed to have arisen under this Agreement. NO LIABILITY SHALL EXTEND UNDER THIS AGREEMENT TO ANY THIRD PARTY (INCLUDING, BUT NOT LIMITED TO, ANY AFFILIATES OF VNI OTHER THAN VNE, OR THEIR LICENSORS) IF NOT INVOLVED IN THE DEVELOPMENT OR DELIVERY OF ANY MAINTENANCE UPDATE, ENHANCEMENT OR SERVICES HEREUNDER.

            6.3 Maximum Aggregate Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE MAXIMUM LIABILITY OF EACH PARTY TO THE OTHER OR TO ANY THIRD PARTY FOR DAMAGES, IF ANY, RELATING TO THIS AGREEMENT OR ANY MAINTENANCE UPDATE, ENHANCEMENT OR SERVICES PROVIDED OR TO BE PROVIDED HEREUNDER, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, STRICT PRODUCT LIABILITY, THE FAILURE OF ANY LIMITED REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE, SHALL NOT EXCEED (I) WITH RESPECT TO ANY ENHANCEMENT PROVIDED HEREUNDER, THE AMOUNTS PAID BY CONVERGE TO VERT FOR SUCH ENHANCEMENT, AND (II) WITH RESPECT TO ANY MAINTENANCE AND SUPPORT SERVICES, THE AMOUNTS PAID BY

CONVERGE TO VERT FOR SUCH MAINTENANCE AND SUPPORT SERVICES DURING THE THREE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH THE CLAIM OR CAUSE OF ACTION FOR ANY SUCH DAMAGES FIRST AROSE. THE FOREGOING LIMITATIONS ON EACH PARTY'S AGGREGATE LIABILITY TO THE OTHER SHALL BE IN ADDITION TO ANY FEES AND OTHER AMOUNTS DUE AND OWING UNDER SECTION 4. FOR PURPOSES OF THIS SECTION 6.3, THE TERM "PARTY" MEANS CONVERGE ON THE ONE HAND, AND VNI AND VNE COLLECTIVELY ON THE OTHER HAND, SO THAT AS TO VNI AND VNE THE LIMITATIONS IN THIS SECTION 6.3 ARE COLLECTIVE LIMITATIONS AND NOT SEPARATE LIMITATIONS FOR EACH OF VNI AND VNE.

            6.4 Exceptions. THE LIMITATIONS OF LIABILITY CONTAINED IN THIS
SECTION 6 SHALL NOT APPLY WITH RESPECT TO (A) ANY CLAIMS OF BODILY INJURY OR DAMAGE TO TANGIBLE PERSONAL PROPERTY RESULTING FROM WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (B) ANY BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 7, OR
(C) LIABILITY FOR PAYMENT OF INTEREST ADDED BY A COURT OF LAW OR AN ARBITRATION PANEL TO A JUDGMENT ENTERED IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT.

            6.5 Duty to Mitigate. Each party will have a duty to take reasonable steps to mitigate damages for which the other party is responsible.

            6.6 Acknowledgement. Each of the parties acknowledge that the disclaimers and limitations set forth in this Section 6 are an essential element of this Agreement between the parties and that the parties would not have entered into this Agreement without such disclaimers and limitations.

      7. Confidential Information.

            7.1 Definition of Confidential Information. "Confidential Information" as used in this Agreement shall mean any and all proprietary or non-public information of a party whether in oral, written or other tangible form that the party disclosing the information (the "Discloser") designates as being confidential or which, under the circumstances surrounding disclosure, the receiving party (the "Recipient") knows or has reason to know should be treated as confidential.

            7.2 Nondisclosure and Nonuse Obligations. Each of the parties, as Recipient, agrees that such Recipient will not use, disseminate, or in any way disclose any Confidential Information of the other party, as Discloser, to any person, firm or business, except to the extent necessary for the performance of such party's obligations or the enjoyment of such party's rights and benefits hereunder, and for any other purpose such Discloser may hereafter authorize in writing. Each of the parties, as Recipient, agrees that such Recipient shall treat all Confidential Information of the other party, as Discloser, with the same degree of care as such Recipient accords to such Recipient's own Confidential Information, but in no case less than reasonable care. Each of the parties, as Recipient, agrees that such Recipient shall disclose Confidential Information of the other party, as Discloser, only to those of such Recipient's employees who need to know such information, and such Recipient certifies that such Recipient employees have previously agreed, either as a condition to employment or in order to obtain the Confidential Information of the Discloser, to be bound by terms and conditions substantially similar to those terms and conditions applicable to such Recipient under this Agreement. Each of the parties, as Recipient, shall immediately give notice to the other party, as Discloser, of any unauthorized use or disclosure of Discloser's Confidential Information. Each of the parties, as Recipient, agrees to assist the other party, as Discloser, in remedying any such unauthorized use or disclosure of Discloser's Confidential Information.

            7.3 Exclusions from Nondisclosure and Nonuse Obligations. The obligations under this Section 7 of each of the parties, as Recipient, with respect to any portion of the Confidential Information of the other party, as Discloser, shall not apply to such portion that Recipient can document: (a) was in the public domain at or subsequent to the time such portion was communicated to Recipient by Discloser through no fault of Recipient; (b) was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Recipient by Discloser; (c) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; or (d) was communicated by Discloser to an unaffiliated third party free of any obligation of confidence. A disclosure by either of the parties, as Recipient, of Confidential Information of the other party, as Discloser, either (i) in response to a valid order by a court or other governmental body; (ii) as otherwise required by law; or (iii) as necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement by Recipient or a waiver of confidentiality for other purposes; provided, however, that Recipient shall provide prompt prior written notice thereof to Discloser to enable Discloser to seek a protective order or otherwise prevent such disclosure.

            7.4 Confidentiality of this Agreement. The parties hereto agree to keep the terms of this Agreement confidential and not to divulge any part thereof to any third party except: (a) with the prior written consent of the other party; (b) to any governmental body having jurisdiction to request and to read the same; (c) as otherwise may be required by law or legal process; or (d) to legal counsel representing either party. Notwithstanding the foregoing, no disclosure of this Agreement shall be made pursuant to clauses (b) or (c) of the foregoing sentence without the disclosing party first giving the other party reasonable notice prior to the intended disclosure so as to allow the other party sufficient time to seek a protective order or otherwise assure the confidentiality of this Agreement as that other party shall deem appropriate. Each party agrees not to file this Agreement as an exhibit to its SEC filings without first redacting and requesting confidential treatment for any information reasonably considered by the other party to be confidential. Such other party shall inform the first party of any such information it wishes to redact and request confidential treatment for within five Business Days following the date such other party is requested to do so in writing. Nothing herein shall prohibit either party from complying with applicable securities or other laws, rules or regulations.

      8. Non-Solicitation. During the Term of this Agreement and for a period of one year thereafter, Converge and Vert each agree not to directly or indirectly solicit, encourage or cause others to solicit or encourage any employees or individual independent contractors of the other party to terminate their employment or independent contracting relationship with the other party and become an employee or independent contractor of the soliciting party or its Affiliate. This provision does not prohibit a party's responding to unsolicited employment inquiries and/or any indirect solicitations and other employment activities (e.g., job postings, advertising of positions) that are not specifically targeted at any particular individual.

      9. Term; Events of Default; and Termination.

            9.1 Term. The initial period of this Agreement (the "Initial Term") shall commence upon the Effective Date and continue until March 31, 2003. Thereafter, this Agreement shall renew only upon the mutual written agreement of the parties for up to three additional renewal terms of one year each (each, a "Renewal Term"). Notwithstanding the foregoing provisions of this Section 9.1, in the event any Services or other obligations of either party (including payment obligations) with respect to any Final Work Plan have not been completed or discharged as of the date on which this Agreement would otherwise expire, this Agreement shall remain in effect solely with respect to such Work Plan until such Services or other obligations have been completed or discharged.

            9.2 Events of Default. The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement: (a) either party becomes insolvent, files for bankruptcy or is subjected to involuntary bankruptcy proceedings that are not dismissed within 60 days, or makes a general assignment for the benefit of its creditors;
(b) either party breaches any material provision of this Agreement and the result is the non-breaching party experiencing a substantial deprivation of the benefits to which the non-breaching party is entitled under this Agreement, which material breach is not cured by the breaching party within 30 days after the breaching party's receipt of the non-breaching party's written notice specifying the breach in detail; provided, however, that if the breach is of such a nature that it may be cured, but it may not reasonably be cured within such 30-day period, the non-breaching party may not terminate this Agreement unless such breach is not cured by the breaching party on or before the 60th day after the breaching party's receipt of the non-breaching party's notice of breach if breaching party has commenced substantial efforts to cure the breach within the initial 30-day period and has continued in good faith to work to cure the breach as soon as reasonably practicable thereafter, or (c) Converge fails to pay when due any amounts payable under Section 4 and fails to cure such breach within 3 Business Days after VNE gives Converge written notice specifying the breach.

            9.3 Termination. Immediately upon the occurrence of an Event of Default by either party, the other party shall have the right, but not the obligation, to terminate this Agreement, exercisable by such other party giving written notice thereof to first party within 10 Business Days after the occurrence of such Event of Default. In addition, this Agreement shall automatically terminate upon any termination of the Subscription License Agreement as permitted thereunder.

            9.4 Effect of Termination. Upon the expiration or termination of this Agreement, each party shall erase, destroy or return to the other party all copies of the Confidential Information of or provided by such party under this Agreement and, upon such other party's written request, shall certify its compliance with this Section 9.4 to the other party in writing. Notwithstanding the foregoing provisions of this Section 9.4, with respect to and for so long as any licenses granted to Converge respecting Deployed Products and/or Source Code under the Subscription License Agreement survive the expiration or termination of this

Agreement, Converge shall not be required to erase, destroy or return any Confidential Information of Vert or its Affiliates respecting such Deployed Products and/or Source Code.

            9.5 Effect of Vert Non-Renewal Election. If VNE or VNI is unwilling to renew this Agreement on its existing terms for any Renewal Term, a "Vert Non-Renewal Election" shall be deemed to have occurred. In the event of a Vert-Non-Renewal Election, in addition to any rights or remedies that may be available to Converge under the Subscription License Agreement, the provisions of Section 8 above shall cease to apply with respect to Converge's solicitation or encouragement of any of the VNE Service Personnel to terminate their employment or independent contracting relationship with VNE and become an employee or independent contractor of Converge or its Affiliate.

            9.6 Effect of Converge Non-Renewal Election. If VNE or VNI is willing to renew this Agreement on its existing terms for any Renewal Term, but Converge elects not to renew this Agreement for any for any reason, a "Converge Non-Renewal Election" shall be deemed to have occurred. In the event of a Converge-Non-Renewal Election, the rights or remedies that may be available to Converge under the Subscription License Agreement, if any, shall apply.

            9.7 Survival. Sections 3.11, 3.12, 4.1, 4.2, 4.6, 4.7, 5.2, 6, 7, 8,
9.4, 9.5, 9.6, 9.7 and 10 shall survive any expiration or termination of this Agreement. In addition, all payment obligations under Section 5 that pertain to Services provided or otherwise accrue prior to the effective date of expiration or termination of this Agreement shall survive such expiration or termination.

      10. General.

            10.1 Notices. All notices permitted or required under this Agreement ("Notices") shall be in writing and shall be delivered as follows with notice deemed given as indicated (a) by personal delivery when delivered personally;
(b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, five days after deposit in the mail. All Notices shall be properly addressed as follows, or to such other addresses as may be specified in a Notice given hereunder:

If to VNI or VNE:                         with a copy to:

Attn: General Counsel                     Attn: Michael L. Pillion
VerticalNet, Inc.                         Morgan, Lewis & Bockius, LLP
507 Prudential Road                       1701 Market Street
Horsham, Pennsylvania 19044               Philadelphia, Pennsylvania 19103

If to Converge:

Attn: General Counsel
Converge, Inc.
Four Technology Drive
Peabody, MA  01960

            10.2 Force Majeure. Except for the obligation to pay monies due, neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the control of such party.

            10.3 Waiver. An effective waiver under this Agreement must be in writing signed by the party waiving its right. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of subsequent breaches of that or any other provision hereof.

            10.4 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provisions within the limits of applicable law or applicable court decisions.

            10.5 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

            10.6 Choice of Law; Waiver of Jury Trial; Limitation of Action. This Agreement and performance under this Agreement shall be governed by the laws of the United States of America and of the Commonwealth of Pennsylvania as applied to agreements entered into and to be performed entirely within Pennsylvania between Pennsylvania residents, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than two years from the date on which the cause of action arose.

            10.7 No Agency. Nothing contained herein shall be construed as creating any agency, partnership or other form of joint enterprise between the parties or to allow either party to bind the other or incur any obligation on its behalf.

            10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bear the signatures of both parties hereto. For the purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

            10.9 Assignment. A party may assign this Agreement to any Affiliate. Otherwise, neither party may assign this Agreement without the other party's prior written consent (not to be unreasonably withheld). No transfer of this Agreement by operation of law or change in Control of a party, including, without limitation, by merger, consolidation or sale or other transfer of equity interests, shall be considered an assignment for purposes of this Section 11.9. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

            10.10 No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than the parties and their successors and permitted assigns.

            10.11 Non-Exclusive Agreement. Except as expressly stated herein, this Agreement is not exclusive as to either party, and, subject to the express provisions of this Agreement, each party will have the right to conduct any other business in which it may now or hereafter be engaged.

            10.12 Entire Agreement. This Agreement, together with the Subscription License Agreement and the other agreements referenced therein, are the entire agreement between Vert and Converge relating to the subject matter of this Agreement. This Agreement shall supersede any prior agreement or understanding, whether written or oral, and any other communications between Vert and Converge relating to the subject matter of this Agreement. This Agreement may only be amended by a writing specifically referencing this Agreement, which has been signed by authorized representatives of each party.

      IN WITNESS WHEREOF, the undersigned do hereby execute this parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above in this Agreement.

VerticalNet, Inc.                            Converge, Inc.

By:__________________________________        By:________________________________

_____________________________________        ___________________________________
(Print Name)                                 (Print Name)

Title:_______________________________        Title:_____________________________


VerticalNet Enterprises LLC

By:__________________________________

_____________________________________
(Print Name)

Title:_______________________________

                                    Exhibit A
                           Severity Levels of Problems

The following chart describes the distinctions between the different severity levels for Problems reported by Converge.

Severity    Definition
Level
1           A "Severity Level 1" Problem is one where critical or central functionality of the Supported Product is unavailable and the
            Supported Product cannot reasonably be used, or performance of critical or central functionality of the Supported Product is severely degraded, and in either such case Converge does not have or cannot implement a reasonable workaround. The adverse impact of a
            Severity 1 Problem on Converge's business is severe and immediate, and requires an immediate solution. A "Severity Level 1" Problem may have one or more of the following characteristics, in each case without Converge being able to implement a reasonable workaround:

            - Data is corrupted or lost by the Supported Product, or the Supported Product returns incorrect results, and such corruption, loss or incorrect results have a material adverse impact on critical or central functionality of the Supported
                  Product
            - Complete or severe lack of ability to use the critical or central functionality of the Supported Product
            -     The Supported Product crashes repeatedly
            - Critical or central functionality of the Supported Product is not operational or is severely degraded
            - Critical or central functionality of the Supported Product fails to run to completion

2 A "Severity Level 2" Problem is one where critical or central functionality of the Supported Product is unavailable, or performance of critical or central functionality of the Supported
            Product is severely degraded, but in either such case Converge can implement a reasonable workaround but such workaround does not downgrade the Problem to Severity Level 3 or 4. Use of critical or central functionality of the Supported Product can continue in a restricted fashion through use of such workaround, but the user still experiences a significant degradation of performance of such functionality. A "Severity Level 2" Problem may have one or more of the characteristics of a "Severity Level 1" Problem, but critical or central functionality of

            - the Supported Product can continue to operate in a restricted fashion through use of such workaround.

3 A "Severity Level 3" Problem causes minimal interruption to non-central or non-important functionality. The Problem has a minor impact or is inconvenient. A "Severity Level 3" Problem may have one or more of the following characteristics:

            - Performance of the Supported Product is degraded in a non-critical manner
            -     Performance of the Supported Product is minimally impaired

4           A "Severity Level 4" Problem causes no loss of use of the Supported
            Product. The following would be "Severity Level 4" Problems:

            -     Cosmetic problem with the Supported Product
            -     Documentation error
            - Minor incorrect behavior of the Supported Product that does not impede its operation

                                    Exhibit B
                     Problem Response and Resolution Efforts

SEVERITY        RESPONSE TIME AND STATUS REPORTS               RESOLUTION EFFORTS
 LEVEL
   1            -   "Initial Response" (defined                -   Continuous efforts (24x7) with
                    below) within 30 minutes after                 best available resources to
                    the Problem is reported to VNE                 provide a workaround, patch,
                    if the Problem is reported                     fix or other solution for the
                    during Support Hours.                          Problem as quickly and
                -   Initial Response within two                    efficiently as possible,
                    hours if the Problem is                        beginning as soon as
                    reported to VNE outside of                     practicable after diagnosis of
                    Support Hours, or within 30                    the Problem commences.
                    minutes following the                      -   If a workaround, patch, fix or
                    resumption of Support Hours,                   other solution is not provided
                    whichever is sooner.                           within 24 hours after
                -   Diagnosis commences as soon as                 diagnosis of the Problem
                    is reasonably practicable.                     commences, provide Converge
                -   Status reports every 24 hours                  with an assessment and action
                    thereafter.                                    plan detailing the proposed
                                                                   method of resolution and a
                                                                   time schedule for delivery of
                                                                   a correction.
                                                               -   Severity Level 1 requires
                                                                   maximum effort support until
                                                                   an emergency fix or bypass is
                                                                   developed and available for
                                                                   shipment to Converge. Critical
                                                                   situations may require
                                                                   customer, Converge and VNE
                                                                   personnel to be at their
                                                                   respective work locations or
                                                                   available on an
                                                                   around-the-clock basis.
                                                               -   Provide a final patch, fix or
                                                                   other solution within 24 hours
                                                                   that down grades the Problem
                                                                   to Severity Level 3 or less
                                                                   and that does not
                                                                   substantially impair
                                                                   performance or functionality.

   2            -   Initial Response within two                -   Continuous efforts during
                    hours after the Problem is                     Support Hours to provide a
                    reported to VNE if the Problem                 patch, fix or other solution
                    is reported during Support                     for the Problem as quickly and
                    Hours.                                         efficiently as possible,
                -   Initial Response within two                    beginning as soon as
                    hours after the resumption of                  practicable after diagnosis of
                    Support Hours if the Problem                   the Problem commences.
                    is reported to VNE outside of              -   If a patch, fix or other
                    Support Hours.                                 solution is not provided
                -   Diagnosis commences within one                 within 48 hours after
                    Support Day after the Problem                  diagnosis of the Problem
                    is reported to VNE.                            commences, provide Converge
                -   Status reports every other                     with an assessment and action
                    Support Day thereafter.                        plan detailing the proposed
                                                                   method of resolution and a
                                                                   time schedule for delivery of
                                                                   a correction.
                                                               -   Provide a final patch, fix or
                                                                   other solution within 72 hours
                                                                   that down grades the Problem
                                                                   to Severity Level 3 or less
                                                                   and that does not
                                                                   substantially impair
                                                                   performance or functionality.

   3            -   Initial Response by the end of             -   Reasonable efforts during
                    the Support Day immediately                    Support Hours to provide a
                    following the day on which the                 workaround, patch, fix or
                    Problem is reported to VNE.                    other solution for the Problem
                -   Diagnosis commences within two                 within five Support Days,
                    Support Days after the Initial                 beginning within a reasonable
                    Response                                       period of time after diagnosis
                -   Progress and status reports as                 of the Problem commences.
                    appropriate thereafter, but at
                    least weekly.

   4            -   Reasonable efforts to commence             -   Reasonable efforts to resolve
                                                                   the Problem in a

SEVERITY        RESPONSE TIME AND STATUS REPORTS               RESOLUTION EFFORTS
 LEVEL
                    diagnosis of the Problem                       future Maintenance Update.
                    within five Support Days after
                    the Problem is reported to
                    VNE.
                -   Progress and status reports as
                    appropriate thereafter.

For purposes of this Exhibit B, "Initial Response" means (a) communication back to the Converge Support Personnel by the appropriate VNE personnel acknowledging receipt of the applicable Problem Report; and (b) consistent with the nature and extent of the information provided by Converge to VNE, communication by VNE to the Converge Support Personnel of VNE's initial analysis of the nature and/or cause of the Problem and suggestions for a possible temporary or interim solution to the Problem, including any interim work-around or other temporary "quick fix."

                                    Exhibit C
                 Quarterly Allocation and VNE Support Personnel

                                                              ESTIMATED        ESTIMATED        ESTIMATED
VERTICALNET            TITLE                PERCENTAGE        HOURS PER        NUMBER OF          TOTAL
TEAM MEMBER                                  OF TIME            WEEK             WEEKS            HOURS
Stephen              Project Manager           50%               20               12               240
DePalantino

Mike Decker          Support Mgr               50%               20               12               240

Christian            Programmer Analyst        50%               20               12               240
Torstensson

Roland Ngokila       Programmer Analyst        50%               20               12               240

Ken Ridler           Programmer Analyst        100%              40               12               480

Kelley Nelson        Programmer Analyst        100%              40               12               480
                                                                                                  ----
                     TOTAL HOURS                                                                  1920
                                                                                                  ====

Upon notice (via e-mail or in some other reasonable fashion not necessarily in accordance with the express notice provisions of this Agreement) to and in consultation with the Converge Project Manager, VNE shall be entitled to replace (or substitute temporarily for) the VNE Service Personnel identified above. Any replacement personnel shall be reasonably qualified to perform the Services they are to perform under this Agreement, and VNE will use reasonable efforts to maintain continuity of assignment with respect to the VNE personnel assigned to provide essential Services. VNE shall use commercially reasonable efforts to limit the replacement of (or substitution for) the persons identified above during the 90 day period immediately following the Effective Date. VNE, in the reasonable discretion of the VNE Project Manager, shall make Mark Rodriguez reasonably available to perform any Maintenance and Support Services that would be materially benefited by his participation, and, notwithstanding the foregoing sentence, VNE shall be free to substitute Mark Rodriguez for any of the persons identified above for such purposes.